FOR IMMEDIATE RELEASE

Global Healthcare REIT Announces Completion of Second Closing of Private Offering; Acquires Third Skilled Nursing Facility

ATLANTA, GEORGIA - Global Healthcare REIT, Inc. (the “Company” or “Global”) (OTCQB: GBCS) announced today that effective January 31, 2014, it completed the Second Closing of a private offering of its common stock.

Private Offering

The Company commenced a private offering of its common stock, $0.05 par value (“Common Stock”) on December 4, 2013 (the “Offering”). The Offering consists of up to 7.5 million shares of Common Stock being offered on a 2,250,000 share, all-or-none, minimum (“Minimum Offering”), 7,500,000 share maximum, best efforts, basis (“Maximum Offering”) at a private offering price of $0.75 per share. Subscriptions for shares in the Offering were sold either for cash or in exchange for outstanding notes owed by the Company or an affiliate of the Company (the “Notes”). The Company has also granted the Placement Agent with an over-allotment option covering an additional 1,500,000 shares of Common Stock.

On December 31, 2013, the Company completed the First Closing on the Minimum Offering, having sold an aggregate of 4,190,562 shares of Common Stock for gross proceeds of $3,142,912.  Of the total subscriptions, $465,000 in principal and $5,414 in accrued interest of Notes were exchanged for shares; and the balance of the subscriptions were paid in cash.  After deducting placement agent fees of $185,996, non-accountable expense allowance of $62,750 and expense reimbursements, the Company realized net proceeds of $2,409,834.77 from the First Closing.

On January 31, 2014, the Company completed the Second Closing, having sold an aggregate of 3,207,662 shares of Common Stock for gross proceeds of $2,405,743. Of the total subscriptions, $127,500 in principal and accrued interest of Notes were exchanged for shares; 67,500 shares were issued in consideration of an aggregate of approximately 50% of membership interests in Scottsburg Investors, LLC which initially owned a 32.5% membership interest in Wood Moss, LLC, the entity that owns the Scottsburg Healthcare Center located in Scottsburg, Indiana (see explanation below),  an equity exchange approved by the Board of Directors; and the balance of the subscriptions were paid in cash. After deducting placement agent fees of $141,335.97, non-accountable expense allowance of $48,114.86 and expense reimbursements, the Company realized net cash proceeds of $2,035,465.03 from the Second Closing as well as $127,500 of Notes tendered for shares and 67,500 shares tendered in an equity exchange for an aggregate of approximately 45% membership interest in Scottsburg Investors, LLC.

The Second Closing was sold to an additional 43 investors, each of whom qualified as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and was undertaken without registration under the Securities Act in reliance upon the exemption contained in Rule 506 of Regulation D. The Offering will continue until the sale of the Maximum Offering (plus the Over-Allotment Option), or until terminated by agreement of the Company and its Placement Agent.

In the First and Second Closings, the Company has sold an aggregate of 7,398,224 shares of common stock for net proceeds of $5,045,290, including $592,500 in Notes, an equity exchange of approximately 50% membership interest in Scottsburg Investors, LLC, and the balance in cash.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any security. The Offering described in this announcement is being made solely by means of a Confidential Private Placement Memorandum and Supplements thereto.

Acquisition of Scottsburg Healthcare Center

On January 27, 2014, the Company consummated a Membership Interest Purchase Agreement in which it acquired an undivided 67.5% interest in Wood Moss, LLC, which owns the Scottsburg Healthcare Center (“Scottsburg”), a 99 bed skilled nursing facility situated on 3.58 acres in Scottsburg, Indiana. Scottsburg is the third facility acquired by the Company.  The purchase price was $3.415 million, of which $500,000 was provided by loans from Scottsburg Investors, LLC, and the balance consisted of the assumption of senior loan and mortgage in the principal amount of $2.9 million.

Scottsburg is leased to a regional multi-unit skilled nursing home operator.

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election for calendar year 2014 to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns three facilities and plans on acquiring more properties in the future.

For further information, contact:

Christopher Brogdon, President

3050 Peachtree NW, Suite 355

Atlanta, Georgia 30305

(404) 549-4293

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Christopher Brogdon (404) 549-4293 or cfbrogdon@winterhaven.com.